State of Israel
Ministry of Finance
PO Box 43004, Providence RI 02940-3004

MR A SAMPLE
DESIGNATION (IF ANY)
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CUSIP/IDENTIFIER	XXXXXX XX X
Holder ID	XXXXXXXXXX
Insurance Value	1,000,000.00
Number of Shares	123456
DTC	12345678 123456789012345

Certificate Numbers	**Num/No.**	**Denom.**	**Total**
1234567890/1234567890	1	1	1
1234567890/1234567890	2	2	2
1234567890/1234567890	3	3	3
1234567890/1234567890	4	4	4
1234567890/1234567890	5	5	5
1234567890/1234567890	6	6	6
Total Transaction			**7**

BOND SERIES NAME
ISSUE DATE: CCYY/MM/DD
BASIS POINTS: +X

MATURITY DATE: CCYY/MM/DD
ACCOUNT NUMBER: C9999999999
PAYMENT AMT. AT MATURITY: $XXXXXXX.XX

Certificate Number
WWWW00000001

State of Israel
Ministry of Finance

Bonds
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****000000****************
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STATE OF ISRAEL

SEE REVERSE FOR CERTAIN DEFINITIONS

THIS CERTIFIES THAT (hereinafter called the “owner”)

MR SAMPLE & MRS SAMPLE &
MR SAMPLE & MRS SAMPLE

is the owner of the Principal Sum of

***ZERO
ZERO***

State of Israel (hereinafter called the “State”), for value received, hereby promises to pay the owner, on the maturity date, the sum detailed on this certificate, in such coin or currency as at the time of payment is legal tender for the payment therein of public and private debts. Terms used herein, unless otherwise defined, shall have the meaning given them under the Second Amended and Restated Master Fiscal Agency Agreement, dated May 22, 2024, as amended, further amended and restated or otherwise modified from time to time, between the State and Computershare Inc. and its fully owned subsidiary Computershare Trust Company, N.A., as Fiscal Agent and any Supplement(s) thereto (the “Fiscal Agency Agreement”).

The State also promises to pay interest on the principal sum of the Bond as follows: In the event the date of any payment hereunder, for interest, redemption or maturity, is not a Business Day, payment may be made on the next succeeding Business Day, and no interest shall accrue for the intervening period.

Interest will be computed in accordance with the terms of the Supplement to the Fiscal Agency Agreement relating to these Bonds, as in effect at the time these Bonds were issued.

Reference is hereby made to the further provisions of this Bond set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth in this place.

This Bond shall not become valid or obligatory for any purpose unless and until this Bond has been countersigned for authentication by the Fiscal Agent. No representation shall be implied from such countersignature other than the representation that the Fiscal Agent has not countersigned Bonds in excess of the aggregate principal amount and Bonds delivered in substitution therefor or in replacement thereof as provided in the Fiscal Agency Agreement.

This Bond shall in all respects be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the State of Israel has caused this Bond to be executed with the facsimile signatures, said signatures being duly authorized, and to bear the facsimile Emblem of the State of Israel, as of the Issue Date hereof.

DATED DD-MMM-YYYY

COUNTERSIGNED AND REGISTERED:
COMPUTERSHARE TRUST COMPANY, N.A.
FISCAL AGENT AND REGISTRAR,

By ______________________________
AUTHORIZED SIGNATURE

SECURITY INSTRUCTIONS ON REVERSE

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